Exhibit 10.1
AIRCRAFT SUBLEASE AGREEMENT
          THIS AIRCRAFT SUBLEASE AGREEMENT, made and entered into as of the 13th day of February 2006, by and between CORPORATE AIR, LLC, a Pennsylvania limited liability company with its principal offices at 15 Allegheny County Airport, West Mifflin, Pennsylvania 15122 (hereinafter referred to as “Corporate Air”)

A
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          DICK’S SPORTING GOODS, INC., a Pennsylvania corporation, with its principal offices at 300 Industry Drive, Pittsburgh, Pennsylvania 15275 (hereinafter referred to as “DSG”).
WITNESSETH:
          WHEREAS, Corporate Air operates and manages a Gulfstream G550 Aircraft, Serial Number 5085, which is owned by EWS, LLC, a Delaware limited liability company (the “Owner” or “EWS”);
          WHEREAS, Owner has entered into an Aircraft Agreement with Corporate Air to provide all operational aspects of the Aircraft (as defined below) including charter services to third parties.
          WHEREAS, Corporate Air and DSG desire to enter into an Agreement for use of the Aircraft in DSG’s business;
          WHEREAS, DSG’s Board of Directors, including the non-employee members thereof, have reviewed and approved matters related to entering into this arrangement with Corporate Air with respect to the use of the Aircraft in connection with DSG’s business; and
          NOW THEREFORE, in consideration of the premises and the mutual provisions, covenants and conditions herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and intending to be legally bound hereby, the parties hereto agree as follows:
ARTICLE I
Identification of Aircraft; Use
          1.01 Aircraft Defined. For purposes of this Agreement, the term Aircraft means that certain Gulfstream G550 aircraft, serial number 5085 and bearing FAA registration number N235DX together with all logs and records pertinent thereto; Rolls-Royce Deutschland GmbH BR 700-710 C4-11 engines, Serial Numbers 15269 (left) and 15268 (right); and all appurtenant avionics, electronics, appliances, instruments, accessories, appurtenances, furnishings, spare parts, contract and warranty rights and other items of equipment and property of whatsoever kind and character attached to, incorporated in, installed in or on otherwise made a part of said aircraft and engines.
               1.02 Use of Aircraft. Subject to the terms and conditions of this Agreement, Corporate Air agrees to rent to DSG and DSG agrees to rent from Corporate Air the Aircraft. In connection therewith, subject to the remaining terms and conditions hereof, subject only to instances where the Aircraft is unavailable due to maintenance DSG shall have absolute priority to utilize the Aircraft over all other users except for the Owner (i.e., shall have priority over Corporate Air’s commercial aircraft operations other than for EWS). If Corporate Air fails to provide the Aircraft pursuant to the terms of this Section 1.02, in addition to any remedies DSG may be entitled to hereunder or under applicable law, DSG shall be entitled to as damages an amount equal to the per day cost incurred by DGS for a comparable replacement aircraft for every day the Aircraft is not available or at Corporate Air’s election it may make available to DSG a substitute comparable replacement Aircraft that is reasonable acceptable to DSG. Corporate Air agrees that the Aircraft shall at all times be operated according to its FAA approved operations manual and that all members of the flight crew shall be fully competent and experienced, duly licensed, and qualified in accordance with the requirements of applicable law and regulation and all insurance policies covering the Aircraft. All members of the flight crew who are pilots shall be fully trained in accordance with an FAA-approved training program and manufacturer required or recommended training, including initial and recurrent training and, where appropriate, contractor-provided simulator training. Corporate Air agrees to abide by all applicable laws and regulations and by all duly adopted rules of which it has been given notice. At all times Corporate Air shall operate the Aircraft under and maintain the Aircraft on its FAA Part 135 Certificate and it shall be responsible for all costs of such compliance. Notwithstanding the forgoing, DSG’s use of the Aircraft pursuant to this Agreement shall in accordance with FAR Part 91 rules and regulations, if applicable, provided, however, that Corporate Air shall be responsible as part of its operational control over the Aircraft to assure that DSG is in compliance with such rules and regulations.
ARTICLE II
Term; Termination
          2.01 Term. The term of this Agreement shall commence effective as of February 1, 2006 (the “Commencement Date”) and shall end at 5:00 o’clock p.m. (Pittsburgh time) on January 31, 2011 (the “Term”).
          2.02 Termination. If DSG fails to make any payment as required under this Agreement for a period of thirty (30) days after receipt of written notice, then Corporate Air may, in addition to any other rights and remedies it may have hereunder or otherwise at law, in equity or by statute, terminate this Agreement.

          This Agreement shall automatically terminate, without further notice, if (x) Corporate Air loses its right to operate the Aircraft under Corporate Air’s lease with the Owner and/or (y) Corporate Air can no longer operate the Aircraft under its FAA Part 135 Certificate or is otherwise prohibited under law, rule or regulation from operating the Aircraft.
          In the event Corporate Air shall breach any provision of this Agreement or default in the performance of its obligations hereunder, which breach or default shall not have been cured or waived in writing by DSG within thirty (30) days of receipt by Corporate Air of written notice from DSG setting forth in detail the nature of such breach or default, then DSG may, in addition to any other rights or remedies it may have hereunder or otherwise at law, in equity or by statute, terminate this Agreement. Notwithstanding the forgoing, if DSG is unable to utilize the Aircraft as set forth under Section 1.02 hereunder for any reason, then DSG may terminate this Agreement by notice to Corporate Air.
          Either party may terminate this Agreement immediately, without the need for written notice or other action on its part, in the event that a receiver or trustee shall be appointed over the whole or any part of the assets of the other party, if the other party shall make an assignment for the benefit of creditors or declare its inability to pay its debts generally as they become due, or a petition shall be filed by or against the other party initiating any bankruptcy or insolvency proceeding.
ARTICLE III
Monthly Rental Rate and Financial Responsibility
          3.01 Monthly Rental Rate. During the term of this Agreement, DSG will pay to Corporate Air a monthly rental payment of One Hundred Fifty Thousand Dollars ($150,000.00) per month (the “Base Payment”). This Base Payment will be due and payable by the 5th day of each appropriate month without demand or invoicing. DSG will have the right to utilize the Aircraft for up to one thousand five hundred (1,500) hours during the Term, at a cost (in addition to the Base Payment) of One Thousand Nine Hundred Dollars ($1,900.00) per block hour actually used. As used herein “block hour” shall mean actual flight time plus (i) .1 of an hour for each take-off and (ii) .1 of an hour for each landing for such DSG use. Any payments hereunder by DSG to Corporate Air for any “block hour” usage or any expenses owed by DSG (as set forth in the last sentence of Section 3.03 hereof, if any) shall be paid by DSG to Corporate Air on the 5th day the second calendar month following the month in which they were incurred. Upon any termination of the Agreement, DSG is only obligated to pay the Base Payment for the proportionate amount of any month in which the Agreement is in effect up to the date of termination.
          3.02 Corporate Air Responsibility. During the term of this Agreement DSG will not be responsible for any capital improvements, interior renovation and maintenance or other costs, charges, fees, taxes or expenses required for or associated with the Aircraft, except for those set forth in the last sentence of Section 3.03 below.

          3.03 Corporate Air Responsibility. Corporate Air shall be responsible for all expenses relating to the operation of the Aircraft during the term of this Agreement. These expenses include all operating expenses such as fuel, routine maintenance, pilot service, landing fees, ground transportation, etc. DSG shall only be responsible for deicing expenses, airway and navigation charges for international flights, international handling fees and out of town hangar fees.
          3.04 Fuel Adjustment. The parties acknowledge that it is difficult to project the future cost of fuel during the term of this Agreement. Accordingly, the parties agree to adjust the hourly rate to reflect an increase or decrease in the cost of fuel as calculated below and in accordance with Exhibit A hereto. Each month Corporate Air shall prepare a Fuel Purchase Summary, a sample of which is attached as part of Exhibit A. This report will identify the Combined Average Cost of Fuel per Gallon (hereinafter CACFG) over the last month. The average cost includes fuel purchased and reflects the underlying cost of the product, any flowage fee, federal excise taxes, and a fixed margin charged by Corporate Air. The parties agree to track the change in the CACFG during the term of the Agreement beginning with February 2006. In the event the CACFG as reflected in the most current Fuel Purchase Summary increases or decreases by at least $1.00 per gallon then the parties agree to adjust the hourly rate effective the 1st day of the month subsequent to the month covered by the Fuel Purchase Summary in accordance with Exhibit A. The adjustment will be calculated based on a fuel consumption rate of 500 gallons per hour multiplied times the increase or decrease in the CACFG as illustrated Exhibit A. Corporate Air shall also provide DSG the detail of any calculation of the Fuel Purchase Summary it reasonably requests.
ARTICLE IV
Operations
          4.01 Operations. Corporate Air and DSG agree to abide by procedural guidelines for the safe operation of the Aircraft provided by Corporate Air, the insurance carrier and the FAA. At no time will the Aircraft be dispatched without the permission of Corporate Air (such permission not to be unreasonably withheld).
          4.02 Truth in Leasing. THE AIRCRAFT WILL BE MAINTAINED AND INSPECTED BY CORPORATE AIR UNDER FAR 135 FOR ALL CHARTER OPERATIONS TO BE CONDUCTED. DURING THE DURATION OF THIS AGREEMENT, CORPORATE AIR WILL BE RESPONSIBLE FOR OPERATIONAL CONTROL OF THE AIRCRAFT IDENTIFIED IN THIS AGREEMENT. THE PARTIES AGREE THAT THE OPERATIONAL CONTROL OF THE AIRCRAFT HAS BEEN ASSIGNED TO CORPORATE AIR PURSUANT TO AGREEMENT BETWEEN CORPORATE AIR AND THE OWNER.
          AN EXPLANATION OF THE FACTORS BEARING ON OPERATIONAL CONTROL AND THE PERTINENT FEDERAL AVIATION REGULATIONS CAN BE OBTAINED FROM THE NEAREST FAA FLIGHT STANDARD DISTRICT OFFICE.

ARTICLE V
Insurance
          5.01 Basic Coverage. Corporate Air is requiring the Owner to secure and maintain in effect throughout the Term hereof adequate insurance as provided for in the Agreement between Corporate Air and the Owner (the “Insurance”). The coverage will include all operations by Corporate Air and DSG. Such coverage will include all risk hull of Forty-Eight Million Dollars ($48,000,000.00) or fair market value, whichever is higher, and engine insurance (including, without limitation, foreign object damage insurance. In addition, said insurance will provide (i) combined single limit liability coverage totaling One Hundred Million Dollars ($100,000,000) for bodily injury and property damage including passengers and (ii) such other coverages as Corporate Air typically carries with respect to other aircraft it owns, operates, leases or manages). All such policies of insurance shall designate Corporate Air and DSG as a named insured and provide thirty (30) days notice of cancellation, termination or any change in the policy or any coverages, such policy shall also require that DSG be provided such notice of cancellation, termination or change at the same time as the Owner. Corporate Air shall promptly provide DSG with certificates of insurance evidencing said coverages.
ARTICLE VI
QUIET ENJOYMENT/INDEMNIFICATION
          6.01 Quiet Enjoyment. So long as DSG shall properly perform all of the terms and conditions on its part to be performed hereunder, DSG shall have the right to quietly enjoy the Aircraft during it times of use without molestation or hindrance of any person or entity claiming under Corporate Air. It being understood that if there damage and/or repairs required to the Aircraft (outside of routine maintenance) which prohibits DSG from using the Aircraft as contemplated by this Agreement, then DSG’s rights to quiet enjoyment hereunder will be impaired and DSG shall have, in addition to any other rights hereunder, the right to terminate this Agreement.
          6.02 Indemnity. Corporate Air shall indemnify and save harmless DSG, its affiliates, its successors and assigns, their directors, officers and employees (each, an “Indemnitee”), from and against any and all losses, claims (including, without limitation, claims involving strict or absolute liability in tort, damage, injury, death, liability and third party claims), suits, demands, costs and expenses of every nature (including, without limitation, reasonable attorneys’ fees) arising directly or indirectly from or in connection with the possession, maintenance, condition, storage, use, operation or return of the Aircraft under this Agreement or any tax, fee, charge, or assessment related to the storage, use or operation or return of the Aircraft (each, a “Claim”); provided, that the foregoing indemnity shall not extend to an Indemnitee with respect to any Claim to the extent such Claim is directly related to one or more of the following: (1) any default by DSG hereunder, or (2) the willful misconduct or the gross negligence of DSG, or (3) any amount which DSG expressly agrees to pay hereunder. Corporate Air shall, upon request of DSG, defend any actions based on or arising out of any of the Claims that Corporate Air is responsible for hereunder. DSG shall not pay or settle any Claim without the prior written consent of Corporate Air, which shall not be unreasonably withheld or delayed, or conditioned. Notwithstanding the forgoing, Corporate Air’s obligations under this Section 6.02 shall survive termination of this Agreement and shall remain in effect until all required indemnity payments have been made by Corporate Air to any Indemnitee.
ARTICLE VII
Miscellaneous Provisions
          7.01 Further Acts. The parties hereto shall, from time to time, do and perform such other and further acts, and execute and deliver any and all such other and further instruments as may be required by Law or reasonably requested by the other to establish, maintain and protect the respective rights and remedies of the other, and to carry out and effect the intents and purposes of this Agreement.
          7.02 Notices. Any notice provided for in this Agreement must be in writing and must be either personally delivered, mailed by first class mail (postage prepaid and return receipt requested) or sent by reputable overnight courier service (charges prepaid) at the addresses set forth below or such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party. Any notice under this Agreement shall be deemed to have been given when delivered.

To Corporate Air:	Corporate Air, LLC
15 Allegheny County Airport
West Mifflin, PA 15122
Attention: Philip B. Ehrman, Vice President

With copy to:	EWS, LLC
300 Industry Drive
Pittsburgh, PA 15275
Attention: Edward W. Stack, Sole Member

To DSG:	Dick’s Sporting Goods, Inc.
300 Industry Drive
Pittsburgh, PA 15275
Attention: Chief Administrative Officer
          7.03 Arbitration. If any disagreement arises between Corporate Air and DSG which is subject to settlement by arbitration as specifically provided in this Agreement, either party may serve upon the other a written demand for arbitration. Within fifteen (15) days of the service of the demand for arbitration, each party shall designate a person to act as its arbitrator, such person to be selected from a list of qualified arbitrators prepared by the American Arbitration

Association in Pittsburgh, Pennsylvania. The two designated arbitrators shall promptly select a third arbitrator. If the two arbitrators are unable to select a third arbitrator, then either arbitrator, on five (5) days prior written notice to the other, shall apply to the American Arbitration Association in Pittsburgh Pennsylvania to designate the third arbitrator. If either party fails to designate its arbitrator within thirty (30) days after service of the demand for arbitration, then the arbitrator designated by the other party shall act as the sole arbitrator and shall be deemed to be the mutually approved arbitrator to resolve the disagreement. The decision of a majority of the arbitrators shall be final and binding upon the parties and judgment thereon may be entered in any court having jurisdiction. The fees and expenses of the arbitrators incurred in connection with any of the arbitration proceedings shall be borne equally by the Corporate Air on one hand, and in proportion to their interests in the Aircraft and DSG on the other hand. Arbitration shall be held in the City of Pittsburgh, Pennsylvania, unless the parties agree in writing that the arbitration will be held elsewhere.
          7.04 Waiver of Breach. Waiver of any breach or default hereof shall not be a waiver of any other or subsequent breach or default. Any failure or delay in exercising any rights granted it hereunder upon any occurrence of any of the contingencies set forth herein shall not constitute a waiver of any such right upon the continuation or reoccurrence of any such contingencies or similar contingencies and any single or partial exercise of any particular right shall not exhaust the same or constitute a waiver of any other right provided for in this Agreement.
          7.05 Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors, administrators, personal representatives and successors in interest and assigns. Nothing in this Agreement, express or implied, is intended to confirm on any person other than the parties hereto and/or their respective successors or assigns, any rights, remedies, obligations or liabilities.
          7.06 Force Majeure. Neither party shall be liable or be deemed in default under this Agreement due to any failure or delay in performance of any of its obligations hereunder (other than payment of money) due to causes beyond its reasonable control. Said causes include, but are not limited to, delays due to weather conditions, strikes, fires, floods, the actions of the United States Government or any other Government or Agent thereof, both foreign and domestic, or the failure to receive essential parts or services from suppliers for reasons beyond such party’s reasonable control.
          7.07 Entire Agreement. This Agreement contains the entire understanding of the parties hereto with respect to the subject matter contained herein, and this Agreement may not be amended or modified or any term or provisions hereof waived or discharged except in writing signed by the party against whom such amendment, modification, waiver or discharge is sought to be enforced.
          7.08 Section Headings. The Section headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

          7.09 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one in the same instrument.
          7.10 Applicable Law. This Agreement shall in all respects be governed by the laws of the Commonwealth of Pennsylvania. The venue of any action brought to enforce the provisions of this Agreement shall lie in any court in Allegheny County, Pennsylvania having jurisdiction of the subject matter of such action.

          IN WITNESS WHEREOF, the parties hereto have duly executed this Aircraft Sublease Agreement on and as of the day and year first above written.

WITNESS:	CORPORATE AIR, LLC

By: Linda J. Book	By:	/s/ Philip B. Ehrman

Title: Administrative Assistant	Title:	Vice President

ATTEST:	DICK’S SPORTING GOODS, INC.

By: /s/ William R. Newlin	By:	/s/ William J. Colombo

Title: EVP & CAO	Title:	President and Chief Operating Officer

EXHIBIT A
Sample Fuel Purchase Summary
Exhibit A
Acct Group: 0000002632
CORPORATE AIR MANAGEMENT INC.
ALLEGHENY COUNTY AIRPORT
West Mifflin, PA

						Price
						Change/Delta
	Location	Account			New	to the
St	City	Number	Product	Previous Price	Price/CACFG*	CACFG**

PA	West Mifflin	7518148	JET A	2.052850	*	*	*

*	The “New Price” or “Combined Average Cost of Fuel per Gallon” (CACFG) shall mean the averages of the daily prices for Jet A for the preceding month.

**	“Price Change” or the “Delta to the CACFG” shall mean the New Price/CACFG less the Previous Price.
     The fuel surcharge shall be calculated as follows:

Hourly Fuel Burn — Gulfstream G550	500 gallons per hours
Delta to the CACFG	$1.00

Change in rate per “block hour”	$500 per hour
Note: All prices are quoted in US dollars per US gallon and are exclusive of all duties, taxes and fees that may apply. All amounts in gallons. All prices quoted from West Mifflin.
          Corporate Air will only adjust the cost per “block hour” when the delta to the CACFG increases or decreases at least $1.00 per gallon. The actual adjustment to the cost per “block hour” will be limited to $500 increments as reflected above (i.e. adjustments are made only at delta to CACFG increments of $1.00 or more).
          Therefore, in the way of example only, if (i) the Delta to the CACFG was $1.95 (or the new price of Jet A was $4.00) then the surcharge per hour would be $500 (or 1.00 x 500) (or the “new” rate per block hour would be $2,400) and (ii) if the delta to the CACFG was $2.45 (or the new price of Jet A was $4.50)

then the surcharge per hour would be $1,000 (or 2.00 x 500) (or the “new” rate per block hour would be $2,900). Both parties will use good faith and reasonable commercial efforts in making these calculations.